As filed with the Securities and Exchange Commission on December 31, 2009

Registration No. 333-155969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	84-1482290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 17th Street, Suite 1600 North
Denver, CO 80202
(Address of principal executive offices, including zip code)

Teton Energy Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)

James J. Woodcock
Interim Chief Executive Officer
Teton Energy Corporation
600 17th Street, Suite 1600 North
Denver, CO 80202
(303) 565-4600
(Name, address and telephone number, including area code,, of agent for service)

Copies to:
David Danovitch, Esq.
Kristin J. Angelino, Esq.
 Jaclyn Amsel, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
(212) 752-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑

EXPLANATORY NOTE: DEREGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement amends the Form S-8 Registration Statement (File No. 333-155969) filed by Teton Energy Corporation (the “Company”) on December 5, 2008, to register 4,631,263 additional shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) under the Company’s 2005 Long-Term Incentive Plan (the “Registration Statement”).

On November 8, 2009, the Company and each of its subsidiaries filed voluntary petitions for relief and a proposed plan of reorganization (collectively, the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  On November 9, 2009, the Company received written notice from the listing qualifications department of The NASDAQ Stock Market (“NASDAQ”) that trading in the Company’s securities would be suspended on November 18, 2009 and subsequently would be delisted from the NASDAQ Capital Market by the filing of a Form 25 with the Securities and Exchange Commission (the “Commission”).  NASDAQ filed the Form 25 with the Commission on December 15, 2009, and the delisting became effective ten days after such filing.

Additionally, on November 16, 2009, the Company failed to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 by the extension deadline and therefore is no longer in compliance with the requirement of Rule 144 of the Securities Act of 1933, as amended, regarding the availability of adequate current public information about an issuer of securities.

As a result of concerns about (i) the liquidity of the Company’s stock due to the Bankruptcy Filing and the delisting from the NASDAQ Capital Market and (ii) the lack of availability of adequate current public information about the Company, the Company hereby removes from registration all shares of Common Stock that have not been sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 30, 2009.

TETON ENERGY CORPORATION

By:	/s/ James J. Woodcock
James J. Woodcock Chairman of the Board and Interim Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jonathan Bloomfield
Jonathan Bloomfield Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Woodcock	Chairman of the Board and Interim Chief Executive Officer	December 30, 2009
James J. Woodcock	(Principal Executive Officer)

/s/ Jonathan Bloomfield	Executive Vice President and Chief Financial Officer	December 30, 2009
Jonathan Bloomfield	(Principal Financial Officer)

/s/ Dominic J. Bazile, II	President, Chief Operating Officer and Director	December 30, 2009
Dominic J. Bazile, II

/s/ Thomas F. Conroy	Director	December 30, 2009
Thomas F. Conroy